Fonix Signs Settlement Agreement with
The Breckenridge Fund, LLC

SALT LAKE CITY, UT (August 29, 2007) Fonix Corporation (OTC BB: FNIX) announces it has signed a settlement agreement resolving litigation with The Breckenridge Fund, LLC.

In 2006, Breckenridge obtained a judgment from a New York state court against Fonix in the amount of $1,601,000 arising out of Fonix’s failure to pay Breckenridge certain sums owing under an agreement executed by the parties in September 2005. Subsequently, Breckenridge docketed the judgment in Utah and filed a separate lawsuit in the United States District Court for the District of Utah against Fonix, its subsidiary, Fonix Speech, Inc., executive officers Thomas A. Murdock and Roger D. Dudley and other parties.

Under the terms of the settlement agreement, Fonix has paid Breckenridge $343,000 and has agreed to pay Breckenridge the additional amounts of $250,000 in September 2007 and $707,000 in November 2007. Upon payment in full of the amounts stated above, the judgment will be satisfied and the additional litigation will be dismissed with prejudice.

“The total settlement amount, when paid in full, will reflect a 20 percent discount to the amount currently stated on the company’s financial statement,” said Thomas A. Murdock, Fonix president and CEO. “Management is pleased to resolve these claims and is optimistic as the company continues to increase recurring revenue, decrease operating costs and restructure various obligations.”

About Fonix
Fonix Corporation (OTC BB: FNIX), based in Salt Lake City, Utah, is an innovative speech recognition and text-to-speech technology company that provides value-added speech solutions through its wholly owned subsidiary, Fonix Speech, Inc., currently offering voice solutions for mobile/wireless devices; interactive video games, toys and appliances; computer telephony systems; the assistive market and automotive telematics. Fonix provides developers and manufacturers with cost-effective speech solutions to enhance devices and systems. Visit www.fonix.com for more information, or call (801) 553-6600 and say “Sales.”

Investors and shareholders contact:
Michelle Aamodt
(801) 553-6600
investorrelations@fonix.com

Media and press contact:
Elizabeth Sweeten
(801) 553-6600
mediainfo@fonix.com

Statements released by Fonix that are not purely historical are forward-looking within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s expectations, hopes, intentions and strategies for the future. Investors are cautioned that forward-looking statements involve risk and uncertainties that may affect the Company’s business prospects and performance. The Company’s actual results could differ materially from those in such forward-looking statements. Risk factors include general economic, competitive, governmental and technological factors as discussed in the Company’s filings with the SEC on Forms 10-K, 10-Q and 8-K. The Company does not undertake any responsibility to update the forward-looking statements contained in this release.

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